Exhibit 99.1

      OIL STATES INTERNATIONAL TO SELL AN ADDITIONAL $50 MILLION OF 2 3/8%
                       CONTINGENT CONVERTIBLE SENIOR NOTES

    HOUSTON, July 6 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today announced that the initial purchaser of its 2 3/8% contingent convertible senior notes due 2025 has elected to exercise in full its option to purchase an additional $50 million in aggregate principal amount of the notes. The exercise of the option will bring the aggregate principal amount of the total offering to $175 million upon closing, which is expected to occur on July 11, 2005.

    The company stated that it expects to use all of the net proceeds of the offering of additional notes to repay borrowings under its senior secured credit facility.

    This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2004 filed by Oil States with the SEC on March 2, 2005.

SOURCE  Oil States International, Inc.
    -0-                             07/06/2005
    /CONTACT:  Cindy B. Taylor of Oil States International, Inc.,
+1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /